Exhibit 99.1

FOR IMMEDIATE RELEASE

ENVESTNET COMPLETES ACQUISITION OF TAMARAC

Stuart DePina Becomes Group President of Envestnet |TamaracTM

CHICAGO – May 1, 2012 – Envestnet, Inc. (NYSE: ENV), a leading provider of technology-enabled wealth management solutions for investment advisors, today announced the completion of its acquisition of Tamarac Inc., a provider of sophisticated portfolio management technology that enables Registered Investment Advisers (RIAs) to efficiently deliver customized individual account management to their clients. The combination of Envestnet’s wealth management and advanced portfolio solutions with Tamarac’s industry-leading software for rebalancing, practice management, performance reporting and CRM integration enables RIAs to efficiently deploy powerful, integrated wealth-management solutions and transform the way they serve their clients.

“A rapidly growing number of advisors seek a fully-integrated platform—one that provides a wide array of investment products and outsources back-office operations,” said Jud Bergman, Chairman and Chief Executive Officer of Envestnet. “Tamarac made its reputation by supporting independent RIAs with best-in-class portfolio-management and rebalancing solutions. Together we will deliver a broad, integrated platform that empowers advisors to improve client outcomes, efficiently scale their business, and enhance client support.”

Founded in 2000, Tamarac currently has relationships with more than 500 RIA firms, collectively managing over $250 billion in assets. Tamarac CEO Stuart DePina will continue to oversee the group’s efforts to help independent RIAs streamline their operations through integrated technology and outsourced services as Group President of Envestnet | TamaracTM.

“This new alliance will provide the most comprehensive suite of technology and investment solutions for the RIA industry,” DePina said. “By joining with Envestnet we have created a comprehensive, custodian-agnostic solution that delivers on a currently unmet need our customers have been telling us about.”

The acquisition of Tamarac is part of a long-range strategy to accelerate Envestnet’s growth through strategic acquisitions. In April, Envestnet completed its acquisition of Prima Capital, a provider of investment manager due diligence, research applications, asset allocation modeling and multi-manager portfolios to the wealth management and retirement industries, now known as Envestnet|PrimaTM. In December 2011, Envestnet acquired FundQuest, Inc., the Boston-based turnkey asset management program (TAMP) provider.

In connection with the acquisition of Tamarac, Envestnet established a management equity incentive plan for certain members of Tamarac management who will join the management team at Envestnet | TamaracTM. The plan involves approximately 1,024,000 shares of Envestnet common stock. Under the plan, Envestnet may distribute up to $7 million of the shares at pre-established intervals, but in no event later than May 15, 2015, based upon Envestnet | TamaracTM meeting certain financial targets. In addition, at the closing of the acquisition of Tamarac, members of Envestnet | TamaracTM management used a

portion of the proceeds they receive from the acquisition of Tamarac to acquire shares in, and options to acquire, Envestnet common stock. The recipients of these shares and options are generally restricted from exercising the options or disposing of the shares for a period of two years from the grant date. The awards under the management equity incentive plan, a copy of which was filed today as an exhibit to Envestnet’s Registration Statement on Form S-8, were approved by a majority of Envestnet’s independent directors and granted as a material inducement to employment with Envestnet | TamaracTM as contemplated by Section 303A.08 of the New York Stock Exchange Listed Company Manual.

ABOUT ENVESTNET

Envestnet, Inc. (NYSE: ENV) is a leading provider of technology-enabled wealth management solutions to investment advisors. Envestnet’s AdvisorSuite software empowers advisors to better manage client outcomes and strengthen their practice. Envestnet offers advanced portfolio solutions through its Portfolio Management Consultants Group, Envestnet | PMC.

Envestnet | Tamarac provides leading rebalancing, reporting and practice management software. Envestnet | Prima provides institutional-quality research and due diligence on investment and fund managers. Envestnet | Vantage gives advisors an in-depth view of clients’ investments, empowering them to give holistic, personalized advice.

For more information on Envestnet, please visit www.envestnet.com.

ABOUT TAMARAC

Envestnet | Tamarac™, a division of Envestnet, Inc. (NYSE: ENV), is a leading provider of integrated, web-based portfolio and client management software for independent advisors and wealth managers. The firm’s technology offering is further complemented by a range of outsourced portfolio accounting services—enabling advisors to spend more time with clients and growing their business. Envestnet | Tamarac is based in Seattle.

Media	Investors
Jami Schlicher, JCPR	Investor Relations
(973) 850-7309	(312) 827-3940
jschlicher@jcprinc.com	investor.relations@envestnet.com